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As filed with the Securities and Exchange Commission on December 8, 2014

Registration Statement No. 333-199332

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Polar Star Realty Trust Inc.
(Exact name of registrant as specified in its governing instruments)

Polar Star Realty Trust Inc.
One World Financial Center, Suite 2200
New York, New York 10281
Tel (212) 402-2092
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Bjarne Eggesbø
Chairman of the Board of Directors,
Chief Executive Officer and President
One World Financial Center, Suite 2200
New York, New York 10281
Tel (212) 402-2092
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Jay L. Bernstein, Esq. Jacob A. Farquharson, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Julian Kleindorfer, Esq. William J. Cernius, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Tel (213) 485-1234 Fax (213) 891-8763

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other expenses of issuance and distribution.

        The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$75,530
Financial Industry Regulatory Authority, Inc. filing fee	98,000
New York Stock Exchange listing fee	210,000
Legal fees and expenses (including Blue Sky fees)	4,400,000
Accounting fees and expenses	900,000
Printing and engraving expenses	300,000
Miscellaneous	16,470

Total	$6,000,000

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent sales of unregistered securities.

        On January 17, 2014, we issued 100 shares of our common stock in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

        In connection with the REIT formation transactions, we will issue:

  •
  24,668,442 OP shares, with an aggregate value of $283,687,083 (based on the mid-point of the initial public offering price range shown on the front cover of this prospectus), to the continuing investors in the consolidation transactions involving EBH II, EBH I, the TRES portfolio and the Kongsberg portfolio. The OP shares will be issued in a private placement that is exempt from the registration requirements of the Securities Act pursuant to Regulation S of the Securities Act.

  •
  369,565 class B OP shares and 369,565OP shares, with an aggregate value of $4,249,997.50 (based on the mid-point of the initial public offering price range shown on the front cover of this prospectus), to Obligo in connection with the internalization transaction. The class B OP shares and OP shares will be issued in a private placement that is exempt from the registration requirements of the Securities Act pursuant to Regulation S of the Securities Act.

  •
  217,391 shares of restricted common stock, with an aggregate value of $2,499,996.50 (based on the mid-point of the initial public offering price range shown on the front cover of this prospectus), to Wunderlich Securities and its affiliates. The shares of restricted common stock will be issued in a private placement that is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder.

Item 34.    Indemnification and limitation of directors' and officers' liability.

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, including Obligo, in a similar capacity and any employee or agent of our company or a predecessor of our company.

        We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of proceeds from stock being registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial statements and exhibits.

(a)
Financial Statements.

        See page F-1 for an index to the financial statements and schedules included in this registration statement.

(b)
Exhibits.    The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description
1.1	Form of Underwriting Agreement among Polar Star Realty Trust Inc. and the underwriters named therein
3.1†	Articles of Incorporation of Polar Star Realty Trust Inc.
3.2†	Bylaws of Polar Star Realty Trust Inc.
3.3	Articles of Amendment and Restatement of Polar Star Realty Trust Inc.
3.4	Amended and Restated Bylaws of Polar Star Realty Trust Inc.
3.5	Form of Articles of Incorporation of Polar Star Operating Partnership S.C.A. and related form of Investment Agreement
4.1	Specimen Common Stock Certificate of Polar Star Realty Trust Inc.
5.1	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1	Form of 2014 Equity Incentive Plan
10.2	Form of Restricted Stock Unit Award Agreement
10.3	Form of Restricted Stock Award Agreement
10.4	Form of LTIP Award Agreement
10.5	Form of Indemnification Agreement
10.6	Form of Employment Agreement by and between Polar Star Management Co. and Bjarne Eggesbø

Exhibit number	Exhibit description
10.7	Form of Employment Agreement by and between Polar Star Management Co. and Espen Bjerke
10.8	Form of Employment Agreement by and between Polar Star Management Co. and Robert Washington
10.9	Form of Employment Agreement by and between Polar Star Management Co. and Rickard Olander
10.10	Form of Employment Agreement by and between Polar Star Management Co. and Tor Pedersen
10.11	Form of Employment Agreement by and between Polar Star Management Co. and Morten Wettergreen
10.12	Form of Registration Rights Agreement, by and among Polar Star Realty Trust Inc. and the parties listed on Schedule I thereto
10.13	Form of Interim Transition Agreement, by and among Polar Star Realty Trust Inc., Polar Star Management Co. and Obligo Investment Management AS
10.14	Share Purchase Agreement, by and among Etatbygg Holding 1 AS, Etatbygg Holding II AS, Öffentliga Fastigheter Holding I AB and Polar Star Operating Partnership SCA
10.15	Share Purchase Agreement, by and among Global Eiendom Utbetaling Norge 2007 AS, Global Eiendom Utbetaling Norge 2008 AS and Öffentliga Fastigheter I Sverige II AB
10.16	Share Purchase Agreement, by and among Global Eiendom Utbetaling Norge 2007 AS, Næringsbygg i Norge III AS and Öffentliga Fastigheter i Sverige II AB
10.17	Form of Internalization Agreement, by and between Polar Star Operating Partnership S.C.A. and Obligo Investment Management AS
21.1	List of subsidiaries of Polar Star Realty Trust Inc.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3†	Consent of Ernst & Young AB
23.4†	Consent of Atrium AS, a fully integrated affiliate of CBRE Limited in Norway
99.1†	Consent of Espen Bjerke as a director nominee
99.2†	Consent of Stanton D. Anderson as a director nominee
99.3†	Consent of John S. Gregorits as a director nominee
99.4†	Consent of Cristobal Mendez de Vigo as a director nominee
99.5†	Consent of Peter J. Nelson as a director nominee
99.6†	Consent of John T. Thomas as a director nominee

†
Previously filed.

Item 37.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 8, 2014.

Polar Star Realty Trust Inc.
By:	/S/ BJARNE EGGESBø
	Name:	Bjarne Eggesbø
	Title:	Chairman of the Board, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/S/ BJARNE EGGESBø	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and President	December 8, 2014
/s/ ESPEN BJERKE	Chief Financial Officer (Principal Accounting and Financial Officer)	December 8, 2014

 EXHIBIT INDEX

Exhibit number		Exhibit description
1.1		Form of Underwriting Agreement among Polar Star Realty Trust Inc. and the underwriters named therein
3.1	†	Articles of Incorporation of Polar Star Realty Trust Inc.
3.2	†	Bylaws of Polar Star Realty Trust Inc.
3.3		Articles of Amendment and Restatement of Polar Star Realty Trust Inc.
3.4		Amended and Restated Bylaws of Polar Star Realty Trust Inc.
3.5		Form of Articles of Incorporation of Polar Star Operating Partnership S.C.A. and related form of Investment Agreement.
4.1		Specimen Common Stock Certificate of Polar Star Realty Trust Inc.
5.1		Opinion of Clifford Chance US LLP (including consent of such firm)
8.1		Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1		Form of 2014 Equity Incentive Plan
10.2		Form of Restricted Stock Unit Award Agreement
10.3		Form of Restricted Stock Award Agreement
10.4		Form of LTIP Award Agreement
10.5		Form of Indemnification Agreement
10.6		Form of Employment Agreement by and between Polar Star Management Co. and Bjarne Eggesbø
10.7		Form of Employment Agreement by and between Polar Star Management Co. and Espen Bjerke
10.8		Form of Employment Agreement by and between Polar Star Management Co. and Robert Washington
10.9		Form of Employment Agreement by and between Polar Star Management Co. and Rickard Olander
10.10		Form of Employment Agreement by and between Polar Star Management Co. and Tor Pedersen
10.11		Form of Employment Agreement by and between Polar Star Management Co. and Morten Wettergreen
10.12		Form of Registration Rights Agreement, by and among Polar Star Realty Trust Inc. and the parties listed on Schedule I thereto
10.13		Form of Interim Transition Agreement, by and among Polar Star Realty Trust Inc., Polar Star Management Co. and Obligo Investment Management AS
10.14		Share Purchase Agreement, by and among Etatbygg Holding 1 AS, Etatbygg Holding II AS, Öffentliga Fastigheter Holding I AB and Polar Star Operating Partnership SCA
10.15		Share Purchase Agreement, by and among Global Eiendom Utbetaling Norge 2007 AS, Global Eiendom Utbetaling Norge 2008 AS and Öffentliga Fastigheter I Sverige II AB
10.16		Share Purchase Agreement, by and among Global Eiendom Utbetaling Norge 2007 AS, Næringsbygg i Norge III AS and Öffentliga Fastigheter i Sverige II AB
10.17		Form of Internalization Agreement, by and between Polar Star Operating Partnership S.C.A. and Obligo Investment Management AS
21.1		List of subsidiaries of Polar Star Realty Trust Inc.
23.1		Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2		Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3	†	Consent of Ernst & Young AB
23.4	†	Consent of Atrium AS, a fully integrated affiliate of CBRE Limited in Norway
99.1	†	Consent of Espen Bjerke as a director nominee
99.2	†	Consent of Stanton D. Anderson as a director nominee

Exhibit number		Exhibit description
99.3	†	Consent of John S. Gregorits as a director nominee
99.4	†	Consent of Cristobal Mendez de Vigo as a director nominee
99.5	†	Consent of Peter J. Nelson as a director nominee
99.6	†	Consent of John T. Thomas as a director nominee

†
Previously filed.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other expenses of issuance and distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent sales of unregistered securities.
  Item 34. Indemnification and limitation of directors' and officers' liability.
  Item 35. Treatment of proceeds from stock being registered.
  Item 36. Financial statements and exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX